Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports 2009 Second Quarter Financial Results
▪	Net Loss for the quarter was $5.9 million, including an FDIC special assessment

▪	Company remained “well-capitalized” with 12.25% total risk-based capital

▪	Provision expense exceeded charged-off loans by $8.3 million for the first half of 2009, resulting in an increase in the allowance for credit losses to 2.89% of total loans

▪	Changes in the liability management strategy lead to a 28 basis point improvement in the net interest margin during the quarter. Management anticipates continued growth in the net interest margin in the second half of 2009

▪	Management sees a flattening in the rise of criticized assets as watch list assets remain unchanged from the first quarter
GREENSBORO, N.C., July 28, 2009 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported financial results for the three and six month periods ended June 30, 2009. For the three months ended June 30, 2009, net loss was $5.9 million and net loss available to common shareholders was $6.6 million, or $0.42 per diluted share, compared to net income of $260,000, or $0.02 per diluted share, in the second quarter of 2008. For the six months ended June 30, 2009, net loss was $9.5 million and net loss available to common shareholders was $10.9 million, or $0.70 per diluted share, compared to net income of $3.3 million, or $0.21 per diluted share, in the first six months of 2008.
Results for the three and six months ended June 30, 2009 period were negatively impacted by an industry-wide FDIC special assessment, which amounted to an additional expense of $970,000 in the second quarter, or $0.03 after tax per diluted common share. In addition, earnings for the second quarter were negatively impacted by expense related to the termination of a lease and for pension plan expense, which totaled $480,000 pre-tax, or $0.02 after tax per diluted common share. The Company’s pension plans were frozen previously; however, declines in the value of the plans’ assets resulted in an expense in the second quarter.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “Our net losses for the three and six month periods were due primarily to the elevated provision expense, which totaled $19.4 million through June 30, 2009. Through six months, the Company had net loan charge-offs of $11.1 million which resulted in an $8.3 million build in our allowance for credit losses. The allowance for credit losses totals $44.1 million, or 2.89% of total loans, and is approximately four times the record charge-offs we have experienced year-to-date. We believe our reserve levels place us among industry leaders in terms of proactively recognizing inherent losses in our portfolio. Our high reserve levels combined with a strong total risk based capital position of 12.25% at June 30, 2009, provide compelling evidence that we are well positioned to weather the current economic storm.”
“While the asset quality trends continued to decline from the linked quarter in 2009, we believe we are beginning to experience a number of positive trends that will greatly benefit the Company in future periods. First, we are starting to experience some relief from the rise in non-performing assets as our watch list assets remained unchanged in recent months and non-accruing loans declined in recent months from $60.9 million in April to $58.8 million in May to $56.2 million at June 30, 2009. In addition, recent changes to our liability management disciplines are leading to immediate benefits to our net interest income and net interest margin. While our net interest margin fell 8 basis points from the linked quarter to 2.91%, we experienced a 28 basis point improvement during the quarter as the margin increased from 2.79% in April to 2.90% in May to 3.07% during the month of June. The improvement in the net interest margin was due primarily to improved pricing disciplines on deposits, which benefit the Company as time deposits mature. Management anticipates the Company’s net interest margin will be further enhanced over the next two quarters as $652 million of time deposits are scheduled to mature prior to December 31, 2009. These deposits are expected to reprice down by as much as 200 basis points from their current weighted average rate of 3.36%. As a $2 billion Bank, every 10 basis points of margin enhancement means roughly $2 million of annual improvement in our pre-tax earnings. Finally, we are pleased with recent changes in interest rate risk management tools, which are allowing us to better analyze opportunities within our organization. We believe these changes will lead to improved operating efficiency, through wider margins. In addition, improvements in our budget and financial modeling processes will help reduce operating expenses and enhance revenue opportunities.”
“Quality loan demand remains sluggish due to the depth of the current recession; however, our loan pipeline improved steadily during the quarter. Principal paydowns on loans exceeded new originations, resulting in a 3.1%, or $49 million, decline in loan balances. During the quarter, the Company originated $64.0 million of new loans. While we are continuing to focus on building quality core loan relationships, our first order of business is ensuring that we improve the quality of our existing portfolio. In this market, we believe there are opportunities to offset the decline in quality loan demand through investments. Investment securities increased 3.2% during the quarter to $315.0 million.”
Operating Results
For the second quarter of 2009, net interest income decreased by $2.6 million to $13.9 million from $16.5 million in the year-ago period and for the six months ended June 30, 2009 net interest income was $27.8 million, compared to $33.7 million for the first six months of 2008. These declines were primarily due to substantial decreases in the Company’s net interest margin, which fell from 3.52% for the second quarter and 3.65% for the six months ending June 30, 2008, to 2.91% for the second quarter and 2.94% for the six months ending June 30, 2009. The declines in net interest margin were somewhat due to irrational deposit pricing that occurred in our markets last fall, as a number of financial institutions entered a period of liquidity crisis. The Company anticipates that its net interest margin will experience significant improvement over the next two quarters. During this period, over 70% of time deposits will mature and reprice down from a current weighted average interest rate of 3.36%. In addition, the Company is also experiencing improving asset yields on variable rate loans, as a significant amount of these loans are maturing and repricing up with floors and higher fixed rates.
Noninterest income for the quarter ended June 30, 2009 decreased to $4.7 million, versus $6.8 million for the same period in 2008, and for the six months ended June 30, 2009 noninterest income was $8.7 million, compared to $11.4 million for the first six months of 2008. Noninterest income in the second quarter and first six months of 2008 included $2.1 million and $2.5 million, respectively, in gains on the sale of investment securities. Noninterest expense for the second quarter of 2009 was $18.1 million, an increase of $0.8 million from $17.3 million in the second quarter of 2008. For the first six months of 2009, noninterest expense was $34.1 million, a decrease of $0.2 million from $34.3 million in the first six months of 2008. Personnel expense decreased to $15.3 million in the first six months of 2009 from $18.2 million in the first six months of 2008, or 15.8%, primarily as a result of a reduction in the number of employees. The Company also reduced costs in the areas of advertising, telephone, travel and printing and supplies expense, achieving our goal of reducing controllable expenses. These savings were offset by a substantial increase in FDIC insurance premiums, which grew from $118,000 in the first six months of 2008 to $2.9 million in the first six months of 2009, including a special assessment of $970,000 recorded in the second quarter of 2009.

Asset Quality
The provision for credit losses during the second quarter of 2009 was $10.9 million versus $5.6 million for the second quarter of 2008, and for the six months ended June 30 2009, the provision was $19.4 million, compared to $6.0 million in the same period of 2008. The increases from 2008 were primarily the result of the weakness in the regional and national economy. In North Carolina, unemployment rates have doubled in the last 12 months, rising from approximately 5% to more than 10%. In certain counties in our geographic market area, unemployment rates have risen to as high as 14%. In these areas, we have customers who have been perpetually good customers with a strong willingness to repay their obligations, but currently are unable to do so. We believe it will greatly benefit these customers and the Bank to continue working towards repayment resolutions. Nonperforming assets, which include nonaccrual loans, accruing loans 90 days or more past due, OREO and renegotiated debt, totaled $80.1 million at June 30 2009, versus $48.6 million at December 31, 2008 and $31.9 million at June 30, 2008. The increase from the 2008 year-end total was primarily driven by an $18.2 million increase in non-accrual loans, as well as a $7.0 million increase in OREO, reflecting continued deterioration in real estate markets and the weak economic environment. The allowance for credit losses at June 30, 2009 was $44.1 million, or 2.89% of outstanding loans, compared to $35.8 million, or 2.23% of outstanding loans, at December 31, 2008, and $31.3 million, or 1.99% of outstanding loans, at June 30, 2008.
Balance Sheet
As of June 30, 2009, total assets were approximately $2.07 billion, down $13.3 million, or 0.6%, from $2.08 billion at December 31, 2008, and up slightly from $2.06 billion at the year-ago date. Loans as of June 30, 2009 were $1.53 billion, a decrease of $78.0 million, or 4.9%, from $1.60 billion at December 31, 2008, and a decrease of $47.6 million, or 3.0% from $1.57 billion at June 30, 2008. The decrease in loans was due to principal reductions and loan payoffs exceeding new loan opportunities.
Deposits as of June 30, 2009 were $1.66 billion, which was basically unchanged from $1.66 billion at December 31, 2008 and down 1.0% from $1.68 billion at June 30, 2008. Federal Home Loan Bank borrowings at June 30, 2009 were $140.7 million, up $1.7 million, or 1.2%, from $139.0 million at December 31, 2008.
Capital
Shareholders’ equity declined $12.0 million to $167.2 million at June 30, 2009 from $179.2 million at December 31, 2008. The decrease in shareholders’ equity from year end was primarily the result of the net loss available to common shareholders recorded in the first six months of 2009, as well as changes in unrealized gains and losses on investment securities.
The Company and the Bank continue to maintain capital levels that exceed the established regulatory guidelines for a “well capitalized” classification. As of June 30, 2009, the Company had a leverage ratio of 8.83%, a Tier 1 risk based ratio of 10.98%, and a total risk based ratio of 12.25%. The Company holds $10.0 million of the $52.4 million received by it from the TARP Capital Purchase Program which could be invested in the Bank to increase the Bank’s total risk based capital ratio from the present level of 11.55%. As of June 30, 2009, the Bank had unused lines of credit exceeding $138 million from various financial institutions.
Outlook
Mr. Ridgill expressed management’s belief that “the Company is well positioned for significant improvement in operating results, as declining interest expense will be reflected in sizable margin enhancement. In addition, we are seeing some early signs of improvement in asset quality. If these trends continue, we believe our strong reserve levels will allow us to quickly reduce credit related costs.

Despite making positive reductions in current year overhead costs, our efficiency ratio remains unacceptably high. We are taking a fresh look at aggressively targeting inefficient products, business lines and operations within our organization. We believe this process will result in remedial steps that will bring our efficiency better in line with our peers. We look forward to providing additional details in our future releases.”
“In summary, we have highlighted a few positive trends; however, the depth of the current recession causes lingering uncertainty about our near term credit related costs. Because of our already high reserve levels, the positive trends in net interest margin and diligent work in reducing operating costs, we anticipate that future operating results will improve, resulting in a thriving Bank franchise that is positioned to execute on an extraordinary opportunity.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 37 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
####

FINANCIAL SUMMARY

	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
(Fully taxable equivalent basis, dollars	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,552,215	$21,174	5.47%	$1,566,968	$25,288	6.47%
Investment securities	315,331	3,942	5.01%	354,877	4,835	5.46%
Other earning assets	109,622	99	0.36%	7,329	84	4.60%

Total Earning Assets	1,977,168	25,215	5.12%	1,929,174	30,207	6.28%
Non-Earning Assets	128,399			177,168

Total Assets	2,105,567	25,215		2,106,342	30,207

Interest-Bearing Liabilities
Deposits	1,526,442	9,010	2.37%	1,459,705	10,845	2.98%
Borrowings	225,731	1,846	3.28%	267,964	2,435	3.64%

Total Interest-Bearing Liabilities	1,752,173	10,856	2.49%	1,727,669	13,280	3.08%
Demand deposits	158,709			168,535
Other liabilities	22,207			15,256
Shareholders’ equity	172,478			194,882

Total Liabilities and Shareholders’ Equity	2,105,567	10,856		2,106,342	13,280

Net Interest Income		14,359			16,927

Net Interest Margin			2.91%			3.52%

Interest Rate Spread			2.63%			3.20%

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,574,540	$43,254	5.54%	$1,539,849	$52,294	6.85%
Investment securities	304,872	7,650	5.06%	360,294	10,036	5.62%
Other earning assets	98,548	162	0.33%	7,983	179	4.52%

Total Earning Assets	1,977,960	51,066	5.21%	1,908,126	62,509	6.61%
Non-Earning Assets	130,862			181,859

Total Assets	2,108,822	51,066		2,089,985	62,509

Interest-Bearing Liabilities
Deposits	1,523,497	18,578	2.46%	1,463,491	23,022	3.17%
Borrowings	234,124	3,672	3.16%	245,240	4,903	4.03%

Total Interest-Bearing Liabilities	1,757,621	22,250	2.55%	1,708,731	27,925	3.30%
Demand deposits	156,791			168,833
Other liabilities	21,003			17,303
Shareholders’ equity	173,407			195,118

Total Liabilities and Shareholders’ Equity	2,108,822	22,250		2,089,985	27,925

Net Interest Income		28,816			34,584

Net Interest Margin			2.94%			3.65%

Interest Rate Spread			2.65%			3.31%

	2009		2008
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances (Dollars in thousands)
Assets	$2,065,297	$2,136,621	$2,078,627	$2,108,294	$2,062,979
Loans	1,526,550	1,575,452	1,604,525	1,626,504	1,574,141
Investment securities	314,999	305,280	288,571	272,298	233,926
Earning assets	1,927,843	1,949,362	1,947,964	1,917,535	1,822,541
Noninterest-bearing deposits	160,827	159,440	149,583	174,217	176,510
Interest-bearing deposits	1,500,627	1,545,688	1,513,880	1,451,075	1,501,325
Interest-bearing liabilities	1,713,320	1,783,521	1,729,695	1,739,899	1,681,203
Shareholders’ equity	167,248	173,727	179,236	184,151	187,733

Asset Quality Data (Dollars in thousands)
Nonperforming loans:
Past due 90 days or more and still accruing	$3,754	$3,038	$1,277	$413	$1,053
Nonaccrual loans	56,210	53,022	38,029	33,865	24,381
Restructured loans	4,062	4,078	250	260	267

Total nonperforming loans	64,026	60,138	39,556	34,538	25,701
Other real estate owned	16,030	12,345	9,080	7,587	6,201

Total nonperforming assets	$80,056	$72,483	$48,636	$42,125	$31,902
Net chargeoffs	7,783	3,290	9,759	4,952	4,596
Allowance for credit losses	44,104	41,034	35,806	30,984	31,281
Allowance for credit losses to total loans	2.89%	2.60%	2.23%	1.90%	1.99%
Nonperforming loans to total loans	4.19	3.82	2.47	2.12	1.63
Nonperforming assets to total assets	3.88	3.39	2.34	2.00	1.55
Nonperforming loans to total assets	3.10	2.81	1.90	1.64	1.25
Net charge-off percentage (annualized)	2.04	0.84	2.43	1.22	1.17
Allowance for credit losses to nonperforming loans	0.69 X	0.68 X	0.91 X	0.90 X	1.22 X

FINANCIAL SUMMARY

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands, except share data)	2009	2008	2009	2008
Income Statement Data
Interest income:
Loans	$21,174	$25,288	$43,254	$52,294
Other	3,551	4,455	6,841	9,366

Total interest income	24,725	29,743	50,095	61,660
Interest expense	10,856	13,280	22,250	27,925

Net interest income	13,869	16,463	27,845	33,735
Provision for credit losses	10,853	5,567	19,371	6,026

Net interest income after provision for credit losses	3,016	10,896	8,474	27,709
Noninterest income	4,726	6,802	8,740	11,350
Noninterest expense	18,093	17,303	34,076	34,289

Income (loss) before income taxes	(10,351)	395	(16,862)	4,770
Income taxes	(4,440)	135	(7,372)	1,500

Net income (loss)	(5,911)	260	(9,490)	3,270
Dividends and accretion on preferred stock	(729)	—	(1,459)	—

Net income (loss) available to common shareholders	($6,640)	$260	($10,949)	$3,270

Net income (loss) per share:
Basic	($0.42)	$0.02	($0.70)	$0.21
Diluted	($0.42)	$0.02	($0.70)	$0.21

Other Data

Return on average assets	(1.13)%	0.05%	(0.91)%	0.31%
Return on average equity	(13.75)	0.54	(11.04)	3.35
Net yield on earning assets	2.91	3.57	2.94	3.65
Efficiency	94.16	73.20	90.09	74.65
Average loans to assets	73.72	74.39	74.66	73.68
Average loans to deposits	92.11	96.24	93.71	94.33
Average noninterest — bearing deposits to total deposits	9.42	10.35	9.33	10.34
Average equity to assets	8.19	9.25	8.22	9.34
Total risk-based capital ratio	12.25	10.38	12.25	10.38

COMMON STOCK DATA

	2009		2008
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$2.07	$2.11	$2.38	$4.51	$6.90
High	2.70	3.04	6.00	9.11	9.60
Low	1.39	0.94	2.01	3.90	6.76
Book value	7.34	7.75	8.10	11.76	11.99
Tangible book value	6.98	7.38	7.71	8.15	8.39
Dividend	—	—	—	0.05	0.17
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868